Prospectus Supplement No. 5	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated July 28, 2021)	Registration No. 333-257610

RESERVOIR MEDIA, INC.

59,714,705 Shares

Common Stock

________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated July 28, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of up to 59,714,705 shares of common stock, par value of $0.0001 per share (the “Common Stock”), of Reservoir Media, Inc., a Delaware corporation (formerly known as Roth CH Acquisition II Co.) (“RMI”), issued pursuant to the terms of (i) that certain agreement and plan of merger, dated as of April 14, 2021 (the “Merger Agreement”), by and among RMI, Roth CH II Merger Sub Corp. and Reservoir Holdings, Inc., and (ii) those certain subscription agreements entered into in connection with the Merger Agreement, with the information contained in RMI’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2021 (the “Current Report”). Accordingly, RMI has attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and, if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock and RMI’s warrants are traded on The Nasdaq Capital Market under the symbols “RSVR” and “RSVRW,” respectively. On August 6, 2021, the closing price of the Common Stock was $7.38, and the closing price of RMI’s warrants was $1.00.

RMI is an “emerging growth company” as defined under the federal securities laws and, as such, has elected to comply with certain reduced public company reporting requirements.

Investing in RMI’s securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2021 (August 6, 2021)

RESERVOIR MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39795	83-3584204
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Varick Street 9th Floor New York, New York	10013
(Address of principal executive offices)	(Zip Code)

(212) 675-0541

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	RSVR	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	RSVRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.01	Changes in Registrant’s Certifying Accountant.

On August 6, 2021, the audit committee of the board of directors (the “Audit Committee”) of Reservoir Media, Inc. (formerly known as Roth CH Acquisition II Co.), a Delaware corporation (the “Company”), approved the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending March 31, 2022. Deloitte served as the independent auditor of Reservoir Holdings, Inc. prior to the consummation of the business combination with the Company. Accordingly, on August 6, 2021, the Audit Committee dismissed Marcum LLP (“Marcum”), the Company’s independent registered public accounting firm.

Marcum’s report on the Company’s balance sheets as of December 31, 2020 and 2019 and the related statements of operations, statements of changes in stockholders’ equity and cash flows for each of the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from February 13, 2019 (inception) through December 31, 2019, the year ended December 31, 2020 and the subsequent interim period through August 6, 2021, there were no (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audit scope or procedures, which disagreements, if not resolved to Marcum’s satisfaction, would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company has provided Marcum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Marcum furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A copy of the letter from Marcum is attached as Exhibit 16.1 to this Current Report on Form 8-K.

During the period from February 13, 2019 (inception) through December 31, 2019, the year ended December 31, 2020 and the subsequent interim period through August 6, 2021, neither the Company nor anyone on the Company’s behalf consulted Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as such terms are defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively, of Regulation S-K under the Exchange Act.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

16.1	Letter from Marcum LLP to the Securities and Exchange Commission, dated August 9, 2021.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESERVOIR MEDIA, INC.

Date:	August 9, 2021	By:	/s/ Golnar Khosrowshahi
			Name:	Golnar Khosrowshahi
			Title:	Chief Executive Officer

Exhibit 16.1

August 9, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by RESERVOIR MEDIA, INC. (formerly known as Roth CH Acquisition II Co.) under Item 4.01 of its Form 8-K filed on August 9, 2021. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum llp

Melville, NY